Exhibit 99.1

Media Contact:

Stephanie Lerdall, +1 312 244 7805 or stephanie.lerdall@morningstar.com

FOR IMMEDIATE RELEASE

Stephen Joynt Elected to Morningstar’s Board of Directors

CHICAGO, Dec. 6, 2019 -- Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, today announced the election of Stephen Joynt to its board of directors as its 11th member.

Joynt brings more than 40 years of leadership in the credit ratings industry. He was most recently chief executive officer of DBRS, the global credit ratings agency acquired by Morningstar in August 2019, where he spent three years directing the global vision, mission, and strategic objectives for DBRS. Prior to that, he spent more than 20 years at Fitch Group, including a decade as the company’s chief executive officer from 2002 to 2012. Earlier in his career, Joynt spent 12 years at Standard & Poor’s in a variety of analytical roles, culminating in managing director of U.S. structured finance.

“Steve is a pioneer in the credit ratings business, and we are pleased to welcome him to our board of directors,” said Joe Mansueto, executive chairman of Morningstar. “Steve has been an invaluable advisor as Morningstar integrates DBRS and Morningstar Credit Ratings. His deep expertise will continue to benefit Morningstar as we seek to elevate the credit ratings industry and empower investors with independent research and transparent ratings they can count on across a multitude of securities.”

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Joynt holds a bachelor’s degree in business administration from the University of Arizona.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, retirement plan providers and sponsors, and institutional investors in the debt and private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with about $217 billion in assets under advisement and management as of Sept. 30, 2019. The company has operations in 27 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

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